PRESS RELEASE
                                                                                                                                                                    Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

July 18, 2017	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2017, of $1,499,513 or $0.29 per share compared to $1,295,199 or $0.25 per share for the second quarter of 2016. Year to date earnings for 2017 are $2,913,729 or $0.57 per share compared to $2,464,693 or $0.48 per share a year ago.

Total assets at June 30, 2017 were $648,174,342 compared to $637,653,665 at year end and $596,207,733 at June 30, 2016. The asset growth has been driven in part by increases in loans in the amount of $15,523,619 year to date and $31,205,490 year over year. The growth in loans has continued to support asset yields, resulting in an increase in net interest income of $675,939, or 6.5% for the first six months of 2017 compared to the same period in 2016. Funding for the loan growth came from a combination of an increase in deposits and use of wholesale funds. Further contributing to the Company’s performance was an increase in year to date non-interest income of 7.64% as well as an increase in year to date non-interest expenses of only 2.84%, resulting in the increase in net income of 18.22%, compared to 2016.

President and CEO Kathryn Austin commented on the second quarter results. “We are pleased to report this increase in earnings that is driven by strong commercial loan growth. We remain committed to offering our business customers the products they need to achieve their financial goals. These positive results are attributed to the hard work and dedication of our employees. We continue to be Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.17 per share payable August 1, 2017 to shareholders of record as of July 15, 2017.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.